As filed with the Securities and Exchange Commission on December 23, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Brag House Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42525	87-4032622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

45 Park Street

Montclair, NJ 07042

Telephone: (413) 398-2845

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lavell Juan Malloy, II
Chief Executive Officer
Brag House Holdings Inc.
45 Park Street,
Montclair, NJ 07042
(413) 398-2845

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph M. Lucosky, Esq.
Steven A. Lipstein, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated: December 23, 2025

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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Up to 162,964,288 Shares of Common Stock offered by the Selling Securityholder

This preliminary prospectus relates to the resale of up to 162,964,288 shares (the “Shares”) of Common Stock, $0.0001 par value per share (the “Common Stock”) of Brag House Holdings, Inc.’s (“Brag House” or the “Company”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder” or “YA II” or “Yorkville”) consisting of (i) up to 147,536,518 shares of Common Stock comprised of: (a) 10,173,881 shares of Common Stock issuable pursuant to exercises of a warrant to purchase shares of Common Stock issued to the Selling Securityholder (the “Warrant”) and (b) up to 137,362,637 shares of Common Stock (based on an assumed price of $0.7280 equal to 97% of the closing price of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) on December 5, 2025 of $0.7505) that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to an equity purchase agreement by and among the Company, House of Doge Inc., (“HOD” or “House of Doge”), and the Selling Securityholder on December 4, 2025 (the “Yorkville Purchase Agreement”), in which the Company has the right, but not the obligation, to sell to the Selling Securityholder, and the Selling Securityholder is obligated to purchase, up to the lesser of (x) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Common Stock (the “Equity Line Securities”) and (y) 3,957,838 shares of Common Stock (the “Exchange Cap”) provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above $0.86 (the “Base Price”) and (ii) up to 15,427,770 shares of Common Stock issuable to the Selling Securityholder pursuant to a convertible promissory note issued jointly and severally by the Company and HOD to the Selling Securityholder on December 4, 2025 (the “Yorkville Convertible Note”), with an aggregate original principal amount of up to $11,000,000. See the section entitled “Corporate Overview – Yorkville Facility” for a description of the Warrant, the Yorkville Purchase Agreement, and the Yorkville Convertible Note and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.

The number of shares of Common Stock being registered hereby reflects the assumed maximum number of shares that may become issuable under the Yorkville Purchase Agreement and the Yorkville Convertible Note based on their contractual pricing formulas. Under the Yorkville Purchase Agreement, the per share purchase price for the Equity Line Securities in a purchase effected by the Company pursuant to the Yorkville Purchase Agreement, if any, will be equal to 97% of the volume weighted average price of the Securities (the “VWAP”), calculated in accordance with the Yorkville Purchase Agreement, during the applicable purchase date (the “VWAP Purchase Date”). Under the Yorkville Convertible Note, the conversion price equals 95% of the lowest daily VWAP of the Common Stock during the five consecutive trading days immediately preceding the relevant conversion date (the “VWAP Conversion Date”). Solely for purposes of calculating the number of shares being registered, we have assumed the VWAP is equal to the closing price of our Common Stock on December 5, 2025 of $0.7505 per share. Based on this assumption, the assumed purchase price for the Equity Line Securities is $0.7280 per share and the assumed conversion price for the Convertible Note is $0.7130 per share. The actual number of shares issued, if any, will vary depending on the VWAP at the time of each purchase or conversion and may differ materially from the amounts being registered.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of Common Stock. The Selling Securityholder may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholder pursuant to this prospectus. However, we expect to receive proceeds from exercises of the Warrant and sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville Purchase Agreement, if any, from time to time in our discretion. See “Selling Securityholder” section for a description of how the price we may sell shares of Common Stock to the Selling Securityholder is calculated pursuant to the Yorkville Purchase Agreement. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Common Stock in the section entitled “Plan of Distribution (Conflict of Interest).” The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Securityholder, including legal and accounting fees. We have also engaged Digital Offering, LLC (“Digital Offering”) to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be paid by the Selling Securityholder. See section titled “Plan of Distribution (Conflict of Interest)” beginning on page 19 of this prospectus.

No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company”, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Our Common Stock is listed on Nasdaq under the symbol “TBH.” On December 22, 2025, the last reported sale price of our Common Stock on Nasdaq was $0.64 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2025.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

We have not, and the Selling Securityholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the Selling Securityholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	Failure to complete, or delays in completing, the Merger could materially and adversely affect the Company’s or HOD’s results of operations, business, and financial results and may cause a decline in the market price of the Common Stock;

●	Failure to complete the Merger could negatively impact the Company’s stock price and its future business and financial results;

●	The Merger Agreement limits the Company’s and HOD’s ability to pursue alternatives to the Merger;

●	Brag House has not produced significant revenues, which makes it difficult to evaluate its future prospects and increases the risk that it will not be successful.

●	Brag House’s history of recurring losses and anticipated expenditures raises substantial doubt about its ability to continue as a going concern.

●	The loss of or substantial reduction in activity by one or more of its largest clients, vendors and/or sponsors could materially and adversely affect Brag House’s business, financial condition and results of operations.

●	Brag House is subject to risks associated with operating in a rapidly developing industry and a relatively new market.

●	Brag House’s revenue model may not remain effective, and it cannot guarantee that its future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

●	Brag House’s marketing and advertising efforts may fail to resonate with amateur gamers and creators.

●	Technology changes rapidly in Brag House’s business and if it fails to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality, timeliness and competitiveness of its amateur tournaments may suffer.

●	Brag House’s operations may be materially and adversely affected if it fails to maintain its community culture as it expands.

●	Brag House operates in the entertainment and gaming industries, both of which are intensely competitive.

●	The failure to enter into additional license agreements with game publishers may require Brag House to modify, limit, or discontinue certain services, which could materially affect its business, financial conditions and results of operations.

●	Brag House’s loss of its users, failure to attract new users in a cost-effective manner, or failure to effectively manage its growth could adversely affect its business, financial condition, results of operations and prospects.

●	interest rates and the credit markets; and

●	other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) incorporated by reference into this prospectus.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. You should review the factors and risks and other information we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section titled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Brag House” “the Company,” “we,” “us” and “our” refer to Brag House Holdings, Inc.

Corporate Overview

Brag House is a mission-driven organization that utilizes a diversified business strategy to operate a vertically integrated platform designed for casual college gamers to drive community-driven gaming experiences anchored in the college sports culture, while creating authentic pathways for brands to connect with our Gen Z audience.

Brag House is a Delaware corporation formed in December 2021. Our founders developed the idea for the Brag House platform in 2018, when our Chief Executive Officer Lavell Juan Malloy, II and his co-founder, Chief Operating Officer Daniel Leibovich, recognized a need in the gaming industry for a platform focused specifically on the casual college gamer, and formed our indirect wholly-owned subsidiary, BHI. At that time, our co-founders believed that a significant amount of industry resources were focused predominantly on competitive and professional gamers, much to the detriment of casual gamers, generally, and casual college gamers, specifically. In the years ensuing, we have maintained our focus on the casual college gaming segment and believe we are developing a first-of-its-kind digital platform for casual college gamers to compete, support their team, banter in a safe environment and win prizes. Our vertically integrated approach combines gamer recruitment, facilitation of community engagement and content creation, live-stream production and tournament host activities.

We believe we are creating a new sports medium for Gen Z to engage through gaming by merging gameplay with school spirit in Brag House and student-led activations and tournaments tied to college rivalries with Brag House features and capabilities such as our Bragging Functionality, Loyalty Tokens reward system, and brand-sponsored content and prizes. The growth of our platform since our inception is encouraging, and we believe we are strongly positioned to capitalize on a large portion of the available gaming market. We experienced strong community growth since we launched through September 30, 2025, reaching nearly 1,400,000 video views of our Brag House content on video platforms including X (formerly known as Twitter), TikTok, Meta, Twitch and YouTube. From 2020 through 2024, the Company’s video views increased by 148% year-over-year. We have also generated nearly 8.5 million impressions and video views since inception. From 2020 through 2024, the Company’s impressions increased by 57% year-over-year. The Company expects that its video views and impressions will continue to grow in the fourth quarter of 2025, potentially at a rate comparable to or exceeding prior quarters; however, actual results could differ materially from these expectations. Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per stream across over 300,000 live views, which represents nearly a 1.75X increase compared to the industry benchmark of 11 minutes.

We are focused on creating an organic and inclusive community which facilitates personalized experiences. We believe our experiential framework offers a more authentic and differentiated channel for advertisers to utilize, making the otherwise elusive demographic of gamers and streamers accessible at scale to ourselves and our partners. We do this by offering brand sponsors and advertisers an exclusive marketing channel to reach elusive Gen Z and Millennial gamers and creators, while offering players ways to access exclusive tournaments and programming.

In fiscal year 2024, we remained focused on refining our core technology platform, expanding sponsor relationships, and preparing for our IPO, which closed in March 2025.

In May 2025, we launched the first activation under our strategic partnership with Learfield, beginning with the University of Florida. In July 2025, we held the second activation, expanding on the success of our initial May 2025 Activation, which was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event featured university-branded content and student-athlete participation, supporting our Name, Image, and Likeness (“NIL”) engagement strategy. In December 2025, we completed the third activation, also conducted virtually, which centered on a Call of Duty: Warzone tournament and incorporated university-branded assets and student-athlete involvement. This activation further aligned with our NIL engagement strategy while extending engagement across a different gaming title and Gen Z audience segment. These activations included event planning, brand asset integration, student-athlete involvement, and cross-channel marketing. We believe these initial activations serve as pilot programs and proof points for a scalable activation model that may be replicated across additional universities and sports within the Learfield network. We further believe that these efforts represent a cornerstone of our digital advertising growth strategy and support our broader objective of developing a new digital media channel for college sports engagement.

Additionally, post-IPO, we began execution of our development plan with our technology partners, Artemis and EVEMeta. These developments include a focus on building a scalable data insights monetization SaaS model, with a beta version expected in Q3 2026. However, due to disputes regarding performance under those agreements, each agreement was terminated in October 2025, and we are currently engaged in negotiations seeking the return and cancellation of shares and cash previously issued or paid in connection with those arrangements. To ensure continuity of development, we subsequently engaged OTT Advisors, LLC as a replacement vendor to deliver substantially similar services and technologies. Once market-ready, we believe this SaaS model will provide a recurring revenue stream by offering anonymized behavioral insights to brand clients seeking better Gen Z engagement.

We continue to manage costs associated with our platform and obligations as a public company while investing in revenue-generating infrastructure. We are also exploring cost-efficient marketing methods to optimize awareness while maintaining efficient customer acquisition costs with a focus on high ROI.

Key near-term objectives include:

●	Scaling Learfield-based activations across additional universities under Learfield’s media rights.

●	Launching digital activations with rewards through Loyalty Tokens and Bragging Functionality.

●	Advancing technological development modules to operational beta.

Recent Developments

Clean Core Private Offering

On September 2, 2025, the Company entered into a securities purchase agreement (the “Cash Purchase Agreement”) with CleanCore Solutions, Inc. (“CleanCore”) pursuant to which the Company purchased pre-funded warrants to purchase 4,000,000 shares of CleanCore’s class B common stock (the “Cash Pre-Funded Warrants”) for a purchase price of $1.00 in cash per Cash Pre-Funded Warrant for a total purchase price of $4,000,000 in cash. The Company participated in CleanCore’s private offering of pre-funded warrants (the “Private Offering”) issued in exchange for consideration of cash, Dogecoin, Bitcoin, Ethereum, USDC, or USDT. The Private Offering closed on September 5, 2025.

The Cash Pre-Funded Warrants have a nominal exercise price of $0.0001 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions), include a cashless exercise provision, and may be exercised at any time commencing on the date that CleanCore files an amendment to its articles of incorporation to increase the number of authorized shares of CleanCore’s class B common stock to a level sufficient to permit the issuance of all securities contemplated pursuant to the Offering’s transaction documents until all of the Cash Pre-Funded Warrants are exercised in full, subject to the Exchange Cap (as defined below).

Until CleanCore receives stockholder approval for the issuance of all shares underlying all of the warrants issued pursuant to the Offering’s transaction documents, the aggregate number of shares of CleanCore’s class B common stock that may be issued upon exercise of such warrants may not exceed 19.99% of the number of shares of class B common stock issued and outstanding immediately prior to the signing of the Offering’s transaction documents, or 2,773,858 shares.

The Cash Pre-Funded Warrants were fully funded upon issuance and exercised on November 10, 2025 at a nominal exercise price for CleanCore’s Class B Common Stock, following the completion of all required corporate approvals, including an amendment to CleanCore’s articles of incorporation authorizing additional shares.

Merger Agreement with House of Doge, Inc.

On October 12, 2025, Brag House (the “Purchaser”), entered into a Merger Agreement (the “Merger Agreement”), by and among Purchaser, House of Doge, and Brag House Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Purchaser (“Merger Sub”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by the respective boards of directors of both Brag House and House of Doge. Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, among other things, House of Doge will merge (the “Merger”) with and into Merger Sub, with House of Doge continuing as the surviving entity and a wholly owned subsidiary of Purchaser.

In exchange for the outstanding shares of House of Doge’s common stock and House of Doge’s outstanding restricted stock units (“RSUs”), Brag House will issue shares of its common stock and a new class of preferred stock (that will be convertible into shares of common stock) and RSUs constituting an aggregate of approximately 663,250,176 shares of its common stock, on a fully diluted basis, to House of Doge’s shareholders and RSU holders, provided that any shares of its common stock that House of Doge issues to non-affiliates in arms-length commercial business transactions it negotiates in good faith in the ordinary course of business prior to the effective time of the Merger (the “Effective Time”) will also be exchanged in the Merger and, therefore, cause the number of shares of common stock that Brag House issues in the Merger to proportionately increase. House of Doge will also issue 9,000,000 shares of its common stock to Lavell Juan Malloy, II, Brag House’s CEO, and certain other individuals or representatives of Brag House to be identified by Brag House (the “Purchaser Representatives”) prior to the closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Transactions”). Upon consummation of the Merger, House of Doge will become the majority shareholder of Brag House. Following the Merger, Brag House’s common stock shall continue to be listed on Nasdaq and Brag House will be renamed “House of Doge Inc.”

Yorkville Facility

On December 4, 2025, the Company, HOD and YA II entered into the Yorkville Purchase Agreement pursuant to which the Company has the right to sell to YA II from time to time at its option up to $100,000,000 in shares of the Company’s Common Stock, subject to the terms, conditions and limitations set forth in the Yorkville Purchase Agreement.

Sales of the shares of the Common Stock to YA II under the Yorkville Purchase Agreement, and the timing of any such sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Common Stock, as well as determinations by the Company about the use of proceeds of such Common Stock sales. The net proceeds from any such sales under the Yorkville Purchase Agreement will depend on the frequency with, and the price at, which the shares of Common Stock are sold to YA II.

Upon the initial satisfaction of the conditions to YA II’s obligation to purchase shares of Common Stock set forth under the Yorkville Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by YA II of the shares of Common Stock under the Securities Act, purchased pursuant to the Yorkville Purchase Agreement (the “Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, the Company will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Yorkville Purchase Agreement, until no later than the first day of the month following the 36-month anniversary of the Commencement Date (as defined in the Purchase Agreement), to direct YA II to purchase up to a specified maximum amount of Common Stock as set forth in the Yorkville Purchase Agreement by delivering written notice to YA II prior to the commencement of trading on any trading day. The purchase price of the Common Stock that the Company elects to sell to YA II pursuant to the Yorkville Purchase Agreement will be 97% of the VWAP of the Common Stock during the applicable purchase date on which the Company has timely delivered a written notice to YA II, directing it to purchase Common Stock under the Yorkville Purchase Agreement.

Concurrently with the Yorkville Purchase Agreement, the Company and HOD, jointly and severally, authorized the issuance of the Yorkville Convertible Note to YA II, in the aggregate original principal amount of up to $11,000,000, pursuant to which YA II agreed to advance the aggregate principal amount to the Company in two advances (each an “Advance”); in respect of each Advance YA II will pay a purchase price equal to 90% of the principal amount of such Advance. The first Advance under the Yorkville Convertible Note in the original principal amount of $3,850,000 was issued on the December 4, 2025, and the second Advance in the original principal amount of $7,150,000 will be issued upon the satisfaction of the conditions set forth in the Yorkville Convertible Note. The Yorkville Convertible Note is convertible into shares of Common Stock, in certain circumstances in accordance with the terms of the Yorkville Convertible Note at a conversion price equal to 95% of the lowest daily VWAP of the Common Stock during the five consecutive trading days immediately preceding the relevant conversion date, subject to adjustment pursuant to the terms of the Yorkville Convertible Note. The Company received gross proceeds of $3,465,000, prior to the deduction of transaction related expenses, from the closing of the first Advance pursuant to the Yorkville Convertible Note, with the resulting net proceeds being delivered to HOD at the direction of the Company and HOD.

Consistent with certain applicable Nasdaq rules, the Company may not issue to YA II more than 3,957,838 Equity Line Securities under the Yorkville Purchase Agreement or the Yorkville Convertible Note, which number of shares is equal to 19.99% of the shares of Common Stock issued and outstanding immediately prior to the execution of the Yorkville Purchase Agreement, unless the Company obtains stockholder approval to issue shares of its Equity Line Securities in excess of such limit in accordance with applicable rules of Nasdaq.

Moreover, the Company may not issue or sell any Equity Line Securities to YA II, which, when aggregated with all other shares of Common Stock then beneficially owned by YA II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in YA II beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock.

The Yorkville Purchase Agreement provides customary representations, warranties, and covenants of the Company and YA II.

Concurrently with the Yorkville Purchase Agreement and Yorkville Convertible Note, on December 4, 2025, the Company issued to the Selling Securityholder a Warrant to purchase up to 10,173,881 shares of Common Stock with an exercise price equal to the lower of (i) $1.50 per share of the Company, or (ii) 130% of the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days ending on the tenth (10th) Trading Day following the closing of the Merger. The Warrant is exercisable immediately and will expire three (3) years from the date of issuance.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to limited exceptions, the Selling Securityholder may not exercise any portion of the Warrant to the extent that the Selling Securityholder would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding Common Stock after exercise. In the event of certain fundamental transactions, the holder of the Warrant will have the right to receive the Black Scholes Value (as defined in the Warrant) of its Warrant calculated pursuant to a formula set forth in the Warrant, payable in cash. There is no trading market available for the Warrant on any securities exchange or nationally recognized trading system. The Company does not intend to list the Warrant on any securities exchange or nationally recognized trading system.

The foregoing does not purport to be a complete description of the Warrant and does not purport to be a complete description of the Warrant and is qualified in its entirety by reference to the full text of the Warrant, a copy of which is filed herewith as Exhibit 4.2 and incorporated by reference herein.

Company and HOD Loan Documents

As previously disclosed, on October 14, 2025, the Company loaned to HOD $8,000,000 (the “Loan”), which was evidenced by a secured promissory note (the “HOD Note”) issued by HOD in favor of the Company. Under the terms of the Note, HOD could borrow up to $8,000,000 from the Company. On December 4, 2025 the Company and HOD entered into an amendment to the HOD Note (the “HOD Note Amendment”) to (i) increase the principal amount of the HOD to $10,000,000, (ii) permit the issuance of the Yorkville Convertible Note, and (iii) provide for the subordination of the Company’s lien over HOD securing HOD’s obligations under the HOD Note to the lien of YA II.

Reverse Stock Split

On October 11, 2024, we filed an amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1 for 2.43615 consolidation of our issued and outstanding Common Stock and Preferred Stock (the “Reverse Stock Split”). Any future redemption of stock options or warrants for options or warrants that were granted prior to October 11, 2024 will also reflect the Reverse Stock Split. The Company is in the process of paying for the Fractional Shares, which total $85.81, to its shareholders that were affected by the Reverse Stock Split. Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenues; the date we qualify as a “large accelerated filer”; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our first sale of common equity securities pursuant to a U.S. registration.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the SEC; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

We were formed as a Delaware corporation in December 2021.

Brag House, Inc. (“BHI”), the Company’s wholly owned indirect subsidiary and the entity through which our operations are primarily conducted, was formed as a Delaware corporation in February 2018.

On June 11, 2021, Brag House, Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 – 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (“UK Reorganization”).

Following the UK Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that an initial public offering in the United States and concurrent listing on The Nasdaq Stock Market (“Nasdaq”) be pursued. To effect that proposed initial public offering and listing on Nasdaq, in December 2021, the Company was formed. On February 8, 2022, the Company approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (“U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company.

We anticipate that BHL will be wound down and dissolved as soon as reasonably practicable.

Our principal executive offices are located at 45 Park Street, Montclair, NJ 07042 and our telephone number is 413-398-2845. Our website address is www.braghouse.com. The investor relations portion of our website is available at corp.braghouse.com. The references to our website addresses do not constitute incorporation by reference of the information contained at or available through our websites, and you should not consider it to be a part of this prospectus. We have included our website addresses in this prospectus solely as inactive textual references.

THE OFFERING

Issuer	Brag House Holdings, Inc.

Selling Securityholder	YA II PN, LTD.

Shares of Common Stock offered by us	None.

Shares of Common Stock offered by the Selling Securityholder	162,964,288 (1) shares

Shares of Common Stock outstanding before the Offering	20,951,363 shares

Shares of Common Stock outstanding after completion of this Offering assuming the sale of all shares offered hereby	183,915,651 shares

Use of Proceeds

We will not receive any proceeds from the resale of the Common Stock by the Selling Securityholder. However, we expect to receive proceeds from exercises of the Warrant and sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville Purchase Agreement, if any, from time to time in our discretion. We expect to use any proceeds that we receive under the Yorkville Purchase Agreement for working capital and general corporate purposes. See “Use of Proceeds” on page 14 of this prospectus.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Conflict of Interest	YA II is an affiliate of Yorkville Securities, LLC (“YS”), a registered broker-dealer and Financial Industry Regulatory Authority, Inc. (“FINRA”) member. YS will act as an executing broker that will effectuate resales of our Common Stock in this offering that have been and may be acquired by YA II from us pursuant to the Purchase Agreement. Because YA II will receive all the net proceeds from such resales of our Common Stock made to the public through YS, YS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Digital Offering to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. YA II will pay Digital Offering (i) a cash fee of $50,000 as consideration for its services in connection with acting as the qualified independent underwriter in this offering and (ii) $5,000 as reimbursement for its expenses incurred in providing such services. Digital Offering will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, YS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

(1)	Assumes (i) the issuance of the Equity Line Securities at 97% of the assumed VWAP ($0.7280 per share), (ii) the conversion of the Yorkville Convertible Note at 95% of the assumed VWAP ($0.7130 per share), both with an assumed VWAP based on the closing price of our Common Stock on December 5, 2025 ($0.7505 per share), and (iii) the exercise of the Warrant exercisable into 10,173,881 shares of the Company’s Common Stock with an exercise price equal to the lower of (i) $1.50 per share of the Company, or (ii) 130% of the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five (5) Trading Days ending on the tenth (10th) Trading Day following the closing of the Business Combination (as defined in the Yorkville Purchase Agreement).

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors set forth below and incorporated by reference in this prospectus from our Annual Report on Form 10-K, and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q, and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

Risks Related to the Merger

Failure to complete, or delays in completing, the Merger could materially and adversely affect Brag House’s or House of Doge’s results of operations, business, and financial results and may cause a decline in the market price of Brag House’s Common Stock.

Consummation of the Merger is subject to certain closing conditions, a number of which are not within our control. Any failure to satisfy or, to the extent permitted by applicable law, waive these required closing conditions may prevent, delay or otherwise materially adversely affect the consummation of the Merger. We cannot predict with certainty whether or when any of the required conditions will be satisfied or, to the extent permitted by applicable law, waived, or if another uncertainty may arise and cannot assure you that we will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

Each of Brag House’s and House of Doge’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, their respective business, which may materially adversely affect their respective results of operation and business. Uncertainty as to whether the Merger will be completed may affect each of Brag House’s and House of Doge’s ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the Merger is pending because employees may experience uncertainty about their roles following the Merger. Uncertainty as to whether the Merger will be completed could adversely affect each of Brag House’s and House of Doge’s business and relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer their decisions to work with Brag House or House of Doge or seek to change their existing business relationships with them. Changes to, or termination of, existing business relationships could adversely affect each of Brag House’s and House of Doge’s results of operations and financial condition, as well as the market price of the Common Stock. The adverse effects of the pendency of the Merger could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of Brag House because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the Merger.

If the Merger is not completed for any reason, Brag House could be subject to several risks, including the following:

●	being required to pay House of Doge a termination fee of $9.0 million in certain circumstances;

●	having had the focus of management of Brag House directed toward the Merger and post-merger planning instead of on the Brag House’s core business and other opportunities that could have been beneficial to Brag House; and

●	incurring substantial transaction costs related to the Merger.

In addition, Brag House would not realize any of the expected benefits of having completed the Merger.

If the Merger is not completed, the price of the Common Stock may decline to the extent that the current market price of that stock reflects a market assumption that the Merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the Merger was not consummated due to an adverse change in Brag House’s business. In addition, Brag House’s business may be harmed, and the price of the Common Stock may decline as a result, to the extent that customers, suppliers and others believe that Brag House cannot compete in the marketplace as effectively without the Merger or otherwise remain uncertain about Brag House’s future prospects in the absence of the Merger.

Similarly, current and prospective employees of Brag House may experience uncertainty about their future roles with Brag House after the Merger and choose to pursue other opportunities, which could adversely affect Brag House if the Merger is not completed. The realization of any of these risks may materially adversely affect Brag House’s business, financial results, financial condition and stock price.

The Merger Agreement limits Brag House’s and House of Doge’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that make it more difficult for Brag House and House of Doge to enter into alternative transactions. The Merger Agreement contains certain provisions that restrict Brag House’s and House of Doge’s ability to solicit or facilitate proposals from third parties with respect to transactions involving the sale of Brag House or House of Doge, as applicable, or a material portion of their assets or provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties or take certain other actions that would reasonably be expected to lead to a third-party acquisition proposal. Further, there are only limited exceptions to Brag House’s agreement that the Brag House Board will not change its recommendation in favor of the approval of the required proposals (the “Required Proposals”) discussed in the Company’s Form S-4 proxy statement/prospectus filed with the SEC on December 2, 2025 (the “Proxy Statement/Prospectus”), and no such provision with respect to House of Doge. At any time prior to the receipt of the required Brag House stockholder approvals, however, in response to an unsolicited superior proposal made by a third party, the Brag House Board may make an adverse recommendation change, and terminate the Merger Agreement to enter into an alternative acquisition agreement, if it concludes in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the duties of Brag House’s directors under applicable law.

As described above, Brag House may be required to pay a termination fee of $9.0 million to House of Doge if the Merger is not consummated under specified circumstances. Upon obtaining stockholder approval of the Required Proposals, Brag House’s right to terminate the Merger Agreement in response to a superior proposal will cease.

While Brag House and House of Doge believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Brag House or House of Doge from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration or if such party were prepared to enter into an agreement that may be more favorable to Brag House or House of Doge or their respective stockholders.

Risks Related to Brag House and its Business

We have not produced significant revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

Our operations since inception have produced limited revenues and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company operating in a rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred operating losses to date and it is possible we may never generate a profit. If we are unable to raise sufficient capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy. We incurred a net loss of $0.2 million and $3.0 million for the nine months ended September 30, 2025 and 2024, respectively, and $3.3 million and $4.7 million for the years ended December 31, 2024 and 2023, respectively. Our accumulated deficit was $14.9 million and $14.6 million, respectively, as of September 30, 2025 and December 31, 2024.

The loss of or a substantial reduction in activity by one or more of our largest clients, vendors and/or sponsors could materially and adversely affect our business, financial condition and results of operations.

Since inception, our corporate relationships have accounted for approximately 99% of our revenue. As we are still developing our Brag House platform and attracting new users, the loss of any one of these partners would currently be significant.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are novel, evolving and relatively unproven. Our business and prospects depend on the continuing development of live streaming of competitive online gaming. The market for amateur online gaming competition is relatively new and rapidly developing and is subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such a community through tournament fees, digital subscriptions for our gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the gaming industry will continue to grow as rapidly as it has in the past.

Our revenue model may not remain effective, and we cannot guarantee that our future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

Pursuant to our current business model, Brag House generates or expects to generate revenues from advertising- and sponsorship-related fees related to tournaments and league tournaments, and through the operation of our live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees to compete in league competition. We expect to continue to generate a substantial portion of revenues using this revenue model in the near term and, to date, substantially all of our revenue has been generated business-to-business from tournaments-related fees. Our other intended revenue sources we discuss in the Proxy Statement/Prospectus have not generated meaningful revenue as of yet. We are, however, particularly focused on implementing a direct to consumer model for our expanding gamer base. Although our business has experienced significant growth in recent years, there is no guarantee that our direct to consumer packages will gain significant traction to maximize our growth rate in the future, as the demand for our offerings may change, decrease substantially or dissipate, or we may fail to anticipate and serve gamer demands effectively.

Our marketing and advertising efforts may fail to resonate with amateur gamers and creators.

We market our amateur tournaments through a diverse spectrum of advertising and promotional programs and campaigns such as online and mobile advertising, marketing through websites, event sponsorship and direct communications with our gaming community including via email, blogs and other electronic means. An increasing portion of our marketing activity is taking place on social media platforms that are either outside, or not totally within, our direct control. Changes to gamer preferences, marketing regulations, privacy and data protection laws, technology changes or service disruptions may negatively impact our ability to reach target gamers and creators. Our ability to market our amateur tournaments is dependent in part upon the success of these programs. If the marketing for our amateur tournaments fails to resonate and expand with the gamer community, or if advertising rates or other media placement costs increase, our business and operating results could be harmed.

Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality, timeliness and competitiveness of our amateur tournaments may suffer.

Rapid technology changes in the gaming market require us to anticipate, sometimes years in advance, which technologies we must develop, implement and take advantage of in order to be and remain competitive in the gaming market. We have invested, and in the future may invest, in new business strategies including a direct to consumer model, technologies, products, or games or first-tier game titles to continue to persistently engage the amateur gamer and deliver the best online and in-person gaming experience. Such endeavors may involve significant risks and uncertainties, and no assurance can be given that the technology that we choose to adopt and the features that we pursue will be successful. If we do not successfully implement these new technologies, our reputation may be materially adversely affected and our financial condition and operating results may be impacted. We also may miss opportunities to adopt technology or develop amateur tournaments that become popular with gamers and creators, which could adversely affect our financial results. It may take significant time and resources to shift our focus to such technologies, putting us at a competitive disadvantage.

Our development process usually starts with particular gamer experiences in mind and a range of technical development and feature goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competitors may be able to achieve them more quickly and effectively than we can based on having greater operating capital and personnel resources. If we cannot achieve our technology goals within the original development schedule, then we may delay their release until these goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may be required to significantly increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our launch schedule or to keep up with our competitors, which would increase our development expenses.

We have a community culture that is vital to our success. Our operations may be materially and adversely affected if we fail to maintain this community culture as we expand in our addressable gamer communities.

We have cultivated an interactive and vibrant online social gamer community centered around amateur online gaming. We ensure a superior gamer experience by continuously improving the user interface and features of our gaming platform along with offering a multitude of competitive and recreational gaming experiences with first tier games. We believe that maintaining and promoting a vibrant community culture is critical to retaining and expanding our gamer community. We have taken multiple initiatives to preserve our community culture and values. Despite our efforts, we may be unable to maintain our community culture and cease to be the preferred platform for our target gamers and creators as we expand our gamer footprint, which would be detrimental to our business operations.

We operate in the entertainment and gaming industries, both of which are intensely competitive. Our users may prefer our competitors’ offerings over our own.

We operate in the gaming industry. Competition in the amateur gaming industry generally is intense. Our competitors range from established leagues and championships owned directly, as well as leagues franchised by, well known and capitalized game publishers and developers, interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the amateur gaming ecosystem. If our competitors develop and launch competing amateur tournaments, or develop a more successful amateur online gaming platform, our revenue, margins, and profitability will decline.

In addition, we operate in the entertainment industry. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, and sporting events, may be perceived by our users to offer greater variety, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our gaming platform, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic user demand and technological advances, and there is intense competition among online gaming platforms and entertainment providers. A number of established, well-financed companies producing gaming content and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.

We currently have only limited license agreements with game publishers, and may not in the future enter into additional license agreements. Failure to do so may require us to modify, limit, or discontinue certain services, which could materially affect our business, financial conditions and results of operations.

The size and engagement level of our online and in-person gamers are critical to our success and are closely linked to the quality and popularity of the game publishers. Changes in consumer demand for, and acceptance of, the game titles that we offer for our tournaments and activities, as well as online multiplayer competitive gaming in general, could adversely affect our ability to attract and retain users and affect the financial condition of our business. We currently have only limited license agreements in place with game publishers for the use of certain game titles played on our platform, and may not in the future enter into additional license agreements. These game publishers may unilaterally decide to prevent us from offering experiences on our platform using their game titles, as the case may be. Should those game publishers choose not to allow us to offer experiences involving their respective game titles to our users, the popularity of our tournaments may decline and the number of our gamers and creators may decrease, which could materially and adversely affect our results of operations and financial condition.

Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives.

Our success depends on our ability to maintain and grow the number of amateur gamers and creators attending and participating in our online tournaments, using our gaming platform, and keeping our gamers and creators highly engaged. Of particular importance is the successful deployment and expansion of our direct to consumer model to our gaming community for purposes of creating predictable recurring revenues.

In order to attract, retain and engage amateur gamers and creators and remain competitive, we must continue to develop and produce engaging tournaments, successfully leverage the newest “hit” games and titles, implement new technologies and strategies, improve features of our gaming platform and stimulate interactions in our gamer community.

A decline in the number of our amateur gamers and creators in our ecosystem may adversely affect the engagement level of our gamers and creators, the vibrancy of our gamer community, or the popularity of our amateur league play, which may in turn reduce our monetization opportunities and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain or convert gamers and creators into direct to consumer-based paying gamers and creators, our revenues may decline and our results of operations and financial condition may suffer.

We cannot assure you that our online and in-person gaming platform will remain sufficiently popular with amateur gamers and creators to offset the costs incurred to operate and expand it. It is vital to our operations that we remain sensitive and responsive to evolving gamer preferences and offer first-tier game content that attracts our amateur gamers and creators. We must also keep providing amateur gamers and creators with new features and functions to enable superior content viewing and social interaction. Further, we will need to continue to develop and improve our gaming platform and to enhance our brand awareness, which may require us to incur substantial costs and expenses. If such increased costs and expenses do not effectively translate into an improved gamer experience and direct to consumer-based, long-term engagement, our results of operations may be materially and adversely affected.

In addition, users may stop using our gaming platform at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the user experience generally offered by competitive offerings.

Risks Related to the Yorkville Purchase Agreement and Yorkville Convertible Note

We cannot predict the actual number of shares we will sell under the Yorkville Purchase Agreement to Yorkville, or the actual gross proceeds resulting from those sales.

On December 4, 2025, we entered into the Yorkville Purchase Agreement with Yorkville, pursuant to which Yorkville committed to purchase up to $100,000,000 in shares of Common Stock, subject to certain limitations and conditions set forth in the Yorkville Purchase Agreement. Our shares of Common Stock that may be issued under the Yorkville Purchase Agreement may be sold by us to Yorkville at our discretion from time to time over the 36-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Yorkville under the Yorkville Purchase Agreement. Sales of our shares of Common Stock, if any, to Yorkville under the Yorkville Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the shares of Common Stock that may be available for us to sell to Yorkville pursuant to the Yorkville Purchase Agreement.

Because the purchase price per share to be paid by Yorkville for the shares of Common Stock that we may elect to sell to Yorkville under the Yorkville Purchase Agreement, if any, will fluctuate based on the market prices of our shares of Common Stock at the time we elect to sell shares to Yorkville pursuant to the Yorkville Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Yorkville under the Yorkville Purchase Agreement, the purchase price per share that Yorkville will pay for shares purchased from us under the Yorkville Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the Yorkville Purchase Agreement.

The Yorkville Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Yorkville Purchase Agreement, direct Yorkville to purchase our shares of Common Stock from us in one or more purchases under the Yorkville Purchase Agreement, for a maximum aggregate purchase price of up to $100,000,000. Assuming all of the shares remaining to be sold to Yorkville were sold, per the terms of the Yorkville Purchase Agreement, at a 3.0% discount to the last closing sale price of our shares of Common Stock as reported on NASDAQ on December 5, 2025, or $0.7505 per share (inclusive of such discount), we would not receive aggregate gross proceeds from the sale of such shares to Yorkville equal to Yorkville’s $100,000,000 total aggregate purchase commitment under the Yorkville Purchase Agreement. However, because the market prices of our shares of Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by Yorkville for our shares of Common Stock that we direct it to purchase under the Yorkville Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our shares of Common Stock, it is possible that we would need to issue and sell more than 162,964,288 shares of Common Stock to Yorkville under the Yorkville Purchase Agreement in order to receive aggregate gross proceeds equal to Yorkville’s $100,000,000 total aggregate purchase commitment under the Yorkville Purchase Agreement.

The number of our shares of Common Stock ultimately offered for sale by Yorkville is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to Yorkville under the Yorkville Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Yorkville Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell our shares of Common Stock to Yorkville pursuant to the Yorkville Purchase Agreement, after Yorkville has acquired such shares, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the Yorkville Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from sales of our shares of Common Stock made pursuant to the Yorkville Purchase Agreement and from exercises of the Warrant from time to time in our discretion, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our shares of Common Stock.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the proceeds from these sales. However, we expect to receive proceeds under the Yorkville Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville Purchase Agreement, if any, from time to time in our discretion. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Yorkville Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale from time to time by YA II PN, Ltd. (“YA II” or “Yorkville”) of any or all of the shares of Common Stock that may be issued by us to YA II under the Yorkville Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “Yorkville Facility” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with YA II on December 4, 2025 (the “Registration Rights Agreement”) in order to permit the Selling Securityholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Yorkville Purchase Agreement and the Registration Rights Agreement or as otherwise disclosed in this prospectus, YA II has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means YA II.

The table below presents information regarding the Selling Securityholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information provided to us by the Selling Securityholder, and reflects holdings as of December 22, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Securityholder may offer under this prospectus. The Selling Securityholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 20,951,363 shares of our Common Stock outstanding on December 22, 2025. Because the purchase price and conversion price of the shares of Common Stock issuable under the Yorkville Purchase Agreement, and Yorkville Convertible Note, respectively, is determined by the VWAP Purchase Date and VWAP Conversion Date, with respect to each VWAP purchase and VWAP conversion, the number of shares that may actually be sold by the Company under the Yorkville Purchase Agreement and Yorkville Convertible Note may differ than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to	Number of Shares of Common Stock Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)	this Prospectus	Number(1)	Percent(2)
YA II PN, Ltd.(3)	0	*	162,964,288	-	-

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA II may be required to purchase under the Yorkville Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Yorkville Purchase Agreement, the satisfaction of which are entirely outside of YA II’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Yorkville Purchase Agreement. Also, the Yorkville Purchase Agreement and Yorkville Convertible Note prohibit us from issuing and selling any shares of our Common Stock to YA II to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by YA II, would cause YA II’s beneficial ownership of our Common Stock to exceed 4.99%. The Yorkville Purchase Agreement and Yorkville Convertible Note also prohibit us from issuing or selling shares of our Common Stock under the Yorkville Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of Common Stock are made at a price per share such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 20,951,363 shares of our common stock outstanding as of December 22, 2025.

(3)

YA II PN, Ltd. is a Cayman Island exempt company. The investment decisions of YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Second Amended and Restated Bylaws (“Bylaws”), copies of which are filed as exhibits to our Annual Report filed with the SEC on May 7, 2025, and the forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

General

As of the date of this prospectus, the Company’s common stock, par value $0.0001 per share is the only class of securities currently registered under Section 12 of the Exchange Act. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TBH.”

The Company is authorized to issue an aggregate of 275,000,000 shares of capital stock. The authorized capital stock is divided into 250,000,000 shares of common stock having a par value of $0.0001 per share and 25,000,000 shares of preferred stock having a par value of $0.0001 per share, of which 15,000 shares are designated as the Series B Convertible Preferred Stock. As of December 15, 2025, there were 20,951,363 shares of Common Stock issued and outstanding and 8,098 shares of Series B Convertible Preferred Stock issued and outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of the board of directors, the holders of outstanding shares of Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock is entitled to one vote. Under our second amended and restated bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of the votes cast, which means the nominees receiving the highest number of “for” votes are elected. Stockholders do not have cumulative voting rights.

Dividends. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Rights and Preferences. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock are fully paid and nonassessable.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Description of Series B Convertible Preferred Stock

Stated Value

The stated value of the Series B Convertible Preferred Stock shall be $1,000 per share.

Dividend Rights

Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock shares are not entitled to any voting rights other than any vote required by law or the Company’s Certificate of Incorporation.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any merger or consolidation involving the corporation and the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Potential Effects of Authorized but Unissued Stock

Pursuant to our Certificate of Incorporation, we have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing our Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

National Securities Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “TBH.”

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of Common Stock offered by this prospectus are being offered by the Selling Securityholder, YA II. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with. YA II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. YA II has informed us that it presently anticipates using, but is not required to use Yorkville Securities, LLC (“YS”) to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Yorkville Purchase Agreement and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA II has informed us that each such broker-dealer may receive commissions from YA II and, if so, such commissions will not exceed customary brokerage commissions.

The Selling Securityholder is an affiliate of YS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Stock to the public in this offering that may be acquired by the Selling Securityholder from us pursuant to the Purchase Agreement. Because the Selling Securityholder will receive all the net proceeds from such resales of our Common Stock made to the public through YS, YS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Digital Offering, LLC, a registered broker-dealer and FINRA member (“Digital Offering”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. The Selling Securityholder will pay Digital Offering (i) a cash fee of $50,000 as consideration for its services in connection with acting as the qualified independent underwriter in this offering and (ii) $5,000 as reimbursement for its expenses incurred in providing such services. Digital Offering will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid to Digital Offering for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Common Stock by the Selling Securityholder to the public. In accordance with FINRA Rule 5121, YS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.

Except as set forth above, we know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholder, any compensation paid by the Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

As consideration for its irrevocable commitment to purchase shares of our Common Stock at our direction under the Purchase Agreement, we have agreed to pay YA II a cash commitment fee in the amount of $1,000,000 (the “Cash Commitment Fee”), which is equal to 1.0% of the YA II’s $100,000,000 total dollar amount purchase commitment under the Purchase Agreement. On the settlement date of each VWAP Purchase and Intraday VWAP Purchase effected by the Company pursuant to the Purchase Agreement, YA II will withhold an amount in cash equal to ten percent (10%) of the Cash Commitment Fee from the total aggregate VWAP Purchase Price payable by YA II to us in connection with each such VWAP Purchase or Intraday VWAP Purchase effected by us pursuant to the Purchase Agreement, until the Cash Commitment Fee is paid in full, as payment by us to YA II of the Cash Commitment Fee pursuant to the Purchase Agreement. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder. In addition, we will reimburse YA II in an amount not to exceed (i) $100,000 for the reasonable legal fees and disbursements of YA II’s legal counsel incurred by YA II prior to the closing and (ii) $10,000 each fiscal quarter for the fees and disbursements of YA II’s counsel in connection with ongoing due diligence and review of deliverables.

We also have agreed to indemnify YA II and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. YA II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by YA II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $100,000. YA II has represented to us that at no time prior to the date of the Yorkville Purchase Agreement has YA II, any of its affiliates or any entity managed or controlled by YA II engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction that establishes a net short position with respect to our Common Stock. YA II has agreed that during the term of the Yorkville Purchase Agreement, none of YA II, any of its affiliates nor any entity managed or controlled by YA II will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “TBH”.

YA II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Yorkville Purchase Agreement and the offering of shares for resale by YA II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that YA II has received and may receive in connection with the transactions contemplated by the Yorkville Purchase Agreement, including cash fees for its commitment to purchase shares of our Common Stock from us under the Yorkville Purchase Agreement and discounts to current market prices of our Common Stock reflected in the purchase prices payable by it for shares of our Common Stock that we may require it to purchase from us from time to time under the Yorkville Purchase Agreement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on May 7, 2025.

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on July 18, 2025, for the quarterly period ended June 30, 2025 filed with the SEC on August 15, 2025, and for the quarterly period ended September 30, 2025 filed with the SEC on November 17, 2025.

●	our Current Reports on Form 8-K filed with the SEC on March 11, 2025, April 15, 2025, April 23, 2025, May 16, 2025, May 30, 2025, June 16, 2025, June 25, 2025, July 22, 2025, July 30, 2025, August 20, 2025, September 8, 2025, October 17, 2025, December 10, 2025 and December 17, 2025.

All other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that this registration statement becomes effective and after the date of this prospectus but before the termination of the offering of the securities described in this prospectus shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Brag House Holdings Inc.

Attn: Lavell Juan Malloy, II

Chief Executive Officer

45 Park Street

Montclair, NJ 07042

Telephone: (413) 398-2845

You may also access these filings on our website at www.braghouse.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.braghouse.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The audited annual consolidated financial statements of Brag House Holdings, Inc. for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Marcum LLP, our former independent registered public accounting firm and auditor of those financial statements, which includes an explanatory paragraph as to our ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

Up to 162,964,288 Shares of Common Stock

PROSPECTUS

The date of this prospectus is             , 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$13,787
FINRA filing fee	15,500
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Total expenses	$69,287

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or in the case of an officer, a breach of fiduciary duty in any action by or in the right of the corporation. Our Certificate of Incorporation provides that no director or officer shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and second amended and restated bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and second amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and second amended and restated bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued the following securities, which were not registered under the Securities Act.

Original Issue Discount Convertible Promissory Notes

From 2022 through 2024, the Company issued convertible debt in the form of original issue discount convertible promissory notes. These notes provided investors with a 20% discount on their investment amount. A total of $2,288,884 was received by the Company as of May 2024 with a total discount of $572,221, resulting in the issuance of notes with an original principal amount of $2,861,105. The original principal balance was then further increased due to loan extensions fees totaling $2,861,406 - which resulted in a total principal amount due to noteholders at December 31, 2024 of $5,722,511. A total of $888,893 was accrued in interest through 2024. In addition, the note holders were issued a total of 76,110 shares of Common Stock as settlement of equity kicker shares that were due to investors for amounts totaling $186,775.

All of these notes from 2022 through 2024 were converted into shares of Common Stock in March 2025 following the closing of our IPO. The note holders were issued a total of 1,912,176 shares.

An additional accrual of interest through the date of the IPO, March 7, 2025, was recorded as of March 7, 2025 for $103,101 to be converted into 29,660 shares of Common Stock. In April 2025, 29,305 of these shares were granted. The remaining 355 shares are pending to be issued and the balance of the accrued interest for the shares that were not yet granted, $1,234, is recorded as a share payable balance until granted.

Original Issue Discount Convertible Promissory Note - December 2024

In December of 2024, the Company raised $25,000 from a short-term promissory note which has a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s price per share at the IPO, which was at $4.00 per share. This resulted in shares payable of 1,875, which are valued at $4.00 per share as of the issuance date These shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025.

Similar to this loan, the Company raised an additional $150,000 from two short-term promissory notes during 2025 which have a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of April 10, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $45,000 each for a total discount on debt of $90,000. The issuance of this loan resulted in an additional 11,250 shares of Common Stock becoming due. As such, it resulted in an increase of $45,000 to the shares payable balance in 2025. These shares were issued in April of 2025.

Marketing Agreement

In March 2025, the Company executed a modification of the existing marketing agreement with Outside the Box Capital to revise the terms. This new agreement revised the dates of service to begin on March 6, 2025 through September 6, 2025. As a result, the base compensation is expected to be $100,000 which will be payable in two tranches, the first payment for $50,000 within 10 business days following the Company’s listing date as a publicly traded company (“Listing Date”) and the second and final payment for the remaining amount will be due three months from the Listing Date. The first payment of $50,000 was made in April 2025, subsequent to the due date of March 20, 2025. Additionally, $200,000 worth of the Company’s Common Stock, priced at the Company’s IPO price of $4.00 per share became due within ten business days of the Listing Date. The Company issued the shares in April 2025, subsequent to the due date of March 20, 2025. Lastly, 50,000 additional Common Stock shares will be issued as an earnout tranche if, within the terms of the agreement, the Company’s shares achieve a seven day moving average (calculated using daily VWAP) share price of $9 or higher. The shares would be due within 10 days following the achievement.

2024 Stock Issuances

On March 22, 2024, the Company sold 29,094 shares of BHHI common stock for total proceeds of $100,000 (as adjusted for the Reverse Stock Split).

On December 26, 2024, the Company sold 6,250 shares of common stock (as adjusted for the Reverse Stock Split) for total cash proceeds of $25,000. The shares of common stock were issued immediately after the consummation of our IPO, in accordance with the subscription agreement.

In March 2025, the Company’s Board of Directors issued their unanimous consent to issue shares in connection with several transactions and the Company issued those shares. The Company authorized and issued 56 shares of Common Stock owed following the effecting of the Reverse Stock Split by the Company’s transfer agent in January 2025.

Lastly, in March 2025, the Company authorized and issued 82,096 shares of Common Stock due to the conversion of each share of series A convertible preferred stock to one share of Common Stock.

Shares Payable

In May 2025, the Company issued 59,746 shares of Common Stock in connection with payment to several contractors for services totaling $164,630.

Notes Payable

During August and September 2024, the Company raised $280,000 in short-term loans that are expected to be repaid within a year, although a maturity date is not specified. These loans have a 100% interest fee that is due at the date of repayment and an additional 100% fee in shares of the Company’s Common Stock issued at the current fair market value, which was $1.41 at the dates of the loans. In September 2024, the Company issued 198,454 shares of Common Stock in full payment of the $280,000 amount that was payable in shares of the Company.

Artemis Stock Consideration

On November 13, 2024, Brag House entered into a Master Services Agreement with Artemis Ave LLC, a skilled technology company (“Artemis”), pursuant to which Artemis agreed to develop proprietary machine learning solutions for the Company’s platform (the “Software”) and provide certain related services. In exchange, the Company issued 937,500 shares of Brag House Common Stock to Artemis in December 2024. The Software will play a critical role in the predictive analytics that the Company plans to launch during the third quarter of 2026. The Company believe that the Software will enable to (i) provide enhanced gaming and Brag House featured offerings to its users, thus improving the value proposition of paid memberships (subscriptions) on the B2C strategy, and provide advanced segmentation of audience data, allowing brands to create highly personalized marketing campaigns on the B2C strategy and (ii) gather, analyze, and provide anonymized and aggregated data based on the behaviors, preferences, and engagement of its Gen Z users, thereby empowering brands to create hyper-personalized marketing campaigns. Artemis began development of the Software in March 2025, and the Company expects to have an initial beta version of the Software in the third quarter of 2026, followed by A/B testing and a refined beta in the fourth quarter of 2026.

On May 12, 2025, Brag House and Artemis entered into an amendment to the Master Services Agreement that eliminated Brag House’s obligation to pay to Artemis the difference between the actual price at which Artemis sells the shares of Brag House Common Stock allocated to it under the Master Services Agreement and the $4.00 target sale price per share, it being expressly understood that Brag House shall have no such obligation following the date of the amendment with respect to any sale of Brag House Common Stock by Artemis. As consideration for the elimination of the $4.00 per share guarantee in contemplation of Artemis delivering the services and deliverables to be provided pursuant to the Master Services Agreement, Brag House paid Artemis $225,000. The amendment to the Master Services Agreement did not alter any other provisions of the Master Services Agreement including the schedule for Artemis to deliver to Brag House the services and deliverables set forth therein.

On September 8, 2025, Brag House sent Artemis a Notice of Material Breach because Artemis had failed by such date to deliver to Brag House any services or deliverables that were to have been provided under the Master Services Agreement, let alone evidence that it had begun substantive work on the same. In its Notice, Brag House requested that Artemis cure the breach within 30 days as provided for in the Master Services Agreement.

On October 9, 2025, Brag House sent Artemis a Notice of Termination terminating the Master Services Agreement as the breach had not been cured. In this Notice, Brag House demanded that Artemis agree to cancel and return all 937,500 shares of Brag House Common Stock it had been allocated in the Master Services Agreement and return the $225,000 it had received for the Amendment of the same.

On October 10, 2025, Artemis sent Brag House a letter denying that it had breached the Master Services Agreement and challenging the effectiveness of the Notices of Material Breach and Termination, respectively.

Brag House and Artemis are presently engaged in negotiations to resolve their dispute amicably with Brag House seeking to cancel and have the shares of Brag House Common Stock already received by Artemis and the restricted shares of Brag House Common Stock currently held for Artemis by Brag House’s transfer agent all returned to Brag House.

Having terminated its relationship with Artemis, Brag House contracted with OTT Advisors, LLC (“OTT”), an alternative third party vendor, to provide the Services and Deliverables that were to have been provided by Artemis. The Services and Deliverables to be provided by OTT will enable Brag House to (i) provide enhanced gaming and Brag House featured offerings to its users, thus improving the value proposition of paid memberships (subscriptions) on the B2C strategy, and provide advanced segmentation of audience data, allowing brands to create highly personalized marketing campaigns on the B2C strategy and (ii) gather, analyze, and provide anonymized and aggregated data based on the behaviors, preferences, and engagement of its Gen Z users, thereby empowering brands to create hyper-personalized marketing campaigns. The Company expects to have an initial beta version of the Software in the third quarter of 2026, followed by A/B testing and a refined beta in the fourth quarter of 2026.

EVEMeta Stock Consideration

In connection with the execution of the Master Services Agreement with Artemis, on November 13, 2024, Brag House entered into a Software as a Service Agreement with EVEMeta, LLC, an innovative technology company (“EVEMeta”), pursuant to which EVEMeta agreed to license certain of its technology to Brag House to enhance its technology infrastructure. In exchange, the Company issued 312,500 shares of Brag House Common Stock to EVEMeta in December 2024.

On May 12, 2025, Brag House and EVEMeta entered into an amendment to the Software as a Services Agreement that eliminated Brag House’s obligation to pay to EVEMeta the difference between the actual price at which EVEMeta sells the shares of Brag House Common Stock allocated to it under the Software as a Services Agreement and the target sale price of $4.00 per share, it being expressly understood that Brag House shall have no such obligation following the date of the amendment with respect to any sale of Brag House Common Stock by EVEMeta. As consideration for the elimination of the $4.00 per share guarantee in contemplation of EVEMeta delivering the Compression Services as defined in and to be provided pursuant to the Software as a Services Agreement, Brag House paid EVEMeta $25,000. The amendment did not alter any other provisions of the Software as a Services Agreement including the schedule for EVEMeta to deliver to Brag House the Compression Services.

On September 8, 2025, Brag House sent EVEMeta a Notice of Material Breach because EVEMeta had failed by such date to deliver to Brag House the Compression Services that was to have been provided under the Software as a Services Agreement. In its Notice, Brag House requested that EVEMeta cure the breach within 30 days as provided for in the Software as a Services Agreement.

On October 9, 2025, Brag House sent EVEMeta a Notice of Termination terminating the Software as a Services Agreement, as the breach had not been cured. In this Notice, Brag House demanded that EVEMeta agree to cancel and return all 312,500 shares of Brag House Common Stock it had been allocated in the Software as a Services Agreement and return the $25,000 it had received for amending the agreement.

On October 10, 2025, EVEMeta sent Brag House a letter acknowledging that Brag House was able to and did terminate the parties’ Software as a Services Agreement.

Brag House and EVEMeta are presently engaged in negotiations to resolve their dispute amicably, with Brag House seeking to cancel and have the shares of Brag House Common Stock already received by EVEMeta as well as the restricted shares currently held for EVEMeta by Brag House’s transfer agent returned to Brag House.

Having terminated its relationship with EVEMeta, Brag House contracted with OTT to provide the Compression Services that were to have been provided by EVEMeta. The Compression Services to be provided by OTT are designed to optimize data streaming efficiency by significantly reducing bandwidth requirements while preserving content integrity and quality. This will allow streamed data to flow seamlessly between the Company’s servers and its users with less data consumption, thus lowering server costs without compromising the user experience. The Company expects this technology to be integrated into our platform by the third quarter of 2026, and that it will have an important role for its technology infrastructure in streamlining data to and from its servers with significant cost savings.

While the Company continues to prioritize advertising and marketing revenue, it believes that the development of the data insights revenue model represents a strategic advantage in leveraging our digital community for enhanced brand partnerships and data-driven marketing solutions.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits.

EXHIBIT	DESCRIPTION
3.1	Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.2	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on July 10, 2024).
3.3	Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.4	Second Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.5	Third Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 4, 2025).
3.6	Bylaws of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.7	Second Amended and Restated Bylaws of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.7 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 11, 2025).
3.8	Certificate of Designation of Series B Preferred Stock of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
4.1	Pre-Funded Warrant issued on September 5, 2025 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).
4.2*	Form of Warrant
5.1*	Opinion of Lucosky Brookman LLP
10.1	Securities Purchase Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and twelve accredited investors (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.2	Placement Agent Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and Revere Securities LLC (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.3	Registration Rights Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and twelve accredited investors (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.4	Amendment to Placement Agent Agreement, dated July 31, 2025, by and between Brag House Holdings, Inc. and Revere Securities LLC. (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1 (File No. 333-289505) filed with the SEC on August 11, 2025)
10.5	Securities Purchase Agreement (Cash), dated September 1, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).
10.6	Registration Rights Agreement, dated September 1, 2025 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).
10.7†	Conditional Consent and Limited Waiver by and between Lavell Juan Malloy, II, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.8†	Conditional Consent and Limited Waiver by and between Chetan Jindal, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.9†	Conditional Consent and Limited Waiver by and between Daniel Leibovich, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.10	Secured Promissory Note dated as of October 14, 2025, by House of Doge Inc. in Favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.11	Security and Pledge Agreement dated as of October 14, 2025, by House of Doge Inc. and the Guarantors identified therein in Favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.12	Intellectual Property Security Agreement, dated as of October 14, 2024, by House of Doge Inc. in favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.13	Guarantee, dated as of October 14, 2025, in favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
10.14	Form of Common Stock Purchase Agreement, by and among Brag House Holdings, Inc., House of Doge, Inc., and the Investor (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.15	Form of Convertible Promissory Note (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.16	Form of Registration Rights Agreement, by and among Brag House Holdings, Inc., House of Doge, Inc. and the Investor (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.17	Form of Pledge Agreement, by and among Brag House Holdings, Inc, House of Doge, Inc., and the Investor (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.18	Form of Global Guaranty Agreement (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.19	Form of Subordination and Intercreditor Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
10.20	Amendment to Secured Promissory Note (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on July 10, 2024)
23.1*	Consent of Independent Registered Public Accounting Firm (Marcum LLP)
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith.
†	Management compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) That:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn, State of New York, on this 23rd day of December, 2025

BRAG HOUSE HOLDINGS, INC.

Dated: December 23, 2025	By:	/s/ Lavell Juan Malloy, II
Lavell Juan Malloy, II
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Brag House Holdings, Inc., hereby severally constitute and appoint Lavell Juan Malloy, II and Chetan Jindal, and each of them singly (with full power to each of them to act alone), to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Lavell Juan Malloy, II	Chief Executive Officer and Director	December 23, 2025
Lavell Juan Malloy, II	(Principal Executive Officer)

/s/ Chetan Jindal	Chief Financial Officer (Principal	December 23, 2025
Chetan Jindal	Financial Officer and Principal Accounting Officer)

/s/ Daniel Leibovich	Director	December 23, 2025
Daniel Leibovich

/s/ Kevin Foster	Director	December 23, 2025
Kevin Foster

/s/ DeLu Jackson	Director	December 23, 2025
DeLu Jackson

/s/ Scott Woller	Director	December 23, 2025
Scott Woller